Exhibit 99.1

EVERTEC RECEIVES APPROVAL ON PAYGROUP ACQUISITION

SAN JUAN, PUERTO RICO - June 5, 2017 - EVERTEC, Inc. (NYSE: EVTC) (“EVERTEC” or the “Company”) today announced that on June 1, 2017 the Company received U.S. federal bank regulatory approval for the acquisition of EFT Group S.A., a Chilean-based company known commercially as PayGroup at a purchase price of approximately CLP 26,918 million, or approximately US$ 40 million at current exchange rates, subject to customary adjustments.  PayGroup is a payment processing and software company serving primarily financial institutions throughout Latin America. The transaction is subject to customary closing conditions and is anticipated to close in the third quarter 2017. EVERTEC expects to fund the purchase using a combination of cash on hand and funds borrowed under the existing revolving line of credit.

Mac Schuessler, EVERTEC’s President and Chief Executive Officer, said, “We are pleased to receive Federal approval for our transaction. This acquisition aligns well with our strategy to invest in the Latin American market and provides us with a foundation to expand upon in the future.”

About EVERTEC
EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processing business in Latin America, providing a broad range of merchant acquiring, payment processing and business solutions services. The Company manages a system of electronic payment networks that process more than two billion transactions annually, and offers a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. In addition, EVERTEC owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. Based in Puerto Rico, the Company operates in 18 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

Forward-Looking Statements
This announcement may contain certain forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including revenue and earnings estimates and management’s expectations regarding future events and developments, are forward-looking statements and are subject to significant risks and uncertainties. Important factors that may cause actual events or results to differ materially from those anticipated by such forward-looking statements include the following: the effect of current domestic and worldwide economic conditions, including sovereign insolvency situations, and future performance and integration of acquisitions including PayGroup, and other risks detailed in the Company’s SEC filings, including the most recently filed Form 10-K, as applicable. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Investor Contact
Kay Sharpton
(787) 773-5442
IR@evertecinc.com